Exhibit 99.1

Sierra Oncology Reports First Quarter 2019 Results

- Momelotinib regulatory pathway clarity anticipated in Q2 2019 -

- SRA737 Phase 1/2 preliminary clinical data anticipated at the 2019 ASCO Annual Meeting -

Vancouver - May 8, 2019. Sierra Oncology, Inc. (“Sierra Oncology”) (Nasdaq: SRRA), a clinical stage drug development company focused on advancing targeted therapeutics for the treatment of patients with unmet needs in hematology and oncology, today reported its financial and operational results for the first quarter ended March 31, 2019.

“During the first quarter, we advanced productive dialogues with regulators in the United States and Europe toward determining the registration path for momelotinib, our Phase 3 drug candidate with a potentially differentiated profile for the treatment of myelofibrosis. These discussions are ongoing, and we remain on track to announce our registration strategy in the second quarter of 2019,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “We maintain that a new Phase 3 trial that substantiates the array of clinical benefits on anemia, constitutional symptoms, and spleen observed in the previously completed trials with momelotinib will be the basis for this strategy, and we have started undertaking preparatory activities for this planned study.”

“Subsequent to the end of the quarter, we reported compelling preclinical data for SRA737+LDG, our oral Chk1 inhibitor (SRA737) plus non-cytotoxic low dose gemcitabine (LDG), in combination with immunotherapy, in a late-breaking oral presentation at the American Association of Cancer Research (AACR) Annual Meeting 2019. These data highlight the ability for this unique combination to function synergistically and demonstrate significant efficacy in an immunotherapy resistant small cell lung cancer (SCLC) model. We are also currently in the process of analyzing preliminary data from our two ongoing Phase 1/2 clinical trials evaluating SRA737 monotherapy and SRA737+LDG combination therapy, and expect to report on these studies and potential next steps in the development path for SRA737 at the 2019 ASCO Annual Meeting in early June,” added Dr. Glover. “For our Cdc7 inhibitor, SRA141, we recently reported preclinical data in a late-breaking poster presented at AACR 2019 highlighting a potentially novel mechanism of cytotoxicity for SRA141 that is distinct from other agents, and we have prepared for an initial clinical trial of this drug candidate in colorectal cancer.”

Q1 2019 Highlights:

Momelotinib:

•

Momelotinib is a potent, selective and orally-bioavailable JAK1, JAK2 and ACVR1 inhibitor that has been investigated in two completed Phase 3 trials for the treatment of myelofibrosis and has demonstrated a potentially differentiated therapeutic profile encompassing anemia-related clinical benefits, as well as achieving substantive splenic volume reduction and constitutional symptom control.

•

Sierra is currently advancing discussions with regulators to determine the registration path for momelotinib and anticipates reporting next steps in the second quarter of 2019. Sierra’s presumed registration strategy envisions conducting one additional Phase 3 trial in second line myelofibrosis patients, in order to recapitulate the meaningful clinical benefits observed in the two previously completed Phase 3 trials.

SRA737:

•

SRA737 is currently being evaluated in two Phase 1/2 clinical trials in patients with advanced cancer across multiple indications. The SRA737-01 trial is intended to evaluate SRA737’s potential to induce synthetic lethality as monotherapy, while the SRA737-02 trial is intended to evaluate the combination of SRA737 potentiated by non-cytotoxic LDG. Sierra expects to report preliminary data from both trials at the 2019 ASCO Annual Meeting being held in early June 2019.

•

In addition, Sierra has designed clinical trials and has conducted preclinical research evaluating SRA737 in combination with other DDR-targeted agents, including poly ADP-ribose polymerase (PARP) inhibitors, as well as with immuno-oncology therapeutics, that could potentially guide the next planned wave of clinical development for this asset. Sierra has an agreement with Janssen Research & Development, LLC (Janssen), under which Janssen has agreed to supply the PARP inhibitor niraparib, facilitating the potential initiation of a PARP inhibitor combination trial with SRA737 for the treatment of prostate cancer. Sierra is currently evaluating the optimal timing to commence this trial within the context of its recently expanded portfolio.

•

During the first quarter of 2019, Sierra reported preclinical data for SRA737+LDG, in combination with immunotherapy, in a late-breaking oral presentation at the AACR Annual Meeting 2019. In the study, SRA737+LDG demonstrated significant anti-tumor activity when combined with anti-PD-L1 in a mouse model of SCLC, resulting in durable tumor regressions. These findings provide a mechanistic basis for the growing body of evidence demonstrating a synergistic interplay between replication stress and anti-tumor immune responses and afford a compelling rationale for evaluating SRA737+LDG with immunotherapy in the clinic.

SRA141:

•

During the first quarter of 2019, Sierra reported preclinical data in a late-breaking poster presented at the AACR Annual Meeting 2019, highlighting a potentially novel mechanism of cytotoxicity for SRA141 that is distinct from other agents. This differentiated mechanism of action, in which SRA141 alters DNA replication dynamics and delays cell cycle progression, could support a unique spectrum of clinical opportunities for SRA141 as both monotherapy and in combination with other agents.

•

Sierra successfully completed the IND filing process with the FDA for SRA141 in 2018 and has prepared for a potential Phase 1/2 trial with this drug candidate in patients with advanced colorectal cancer. Sierra is currently evaluating the optimal timing to commence this trial within the context of its recently expanded portfolio.

First Quarter 2019 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $10.1 million for the first quarter of 2019, compared to $8.3 million for the first quarter of 2018. The increase was primarily due to an increase of $1.7 million in clinical trial costs related to momelotinib and SRA737 and a $1.3 million increase in personnel-related and allocated overhead costs, partially offset by decreases of $0.8 million in third-party manufacturing costs related to SRA737 and $0.4 million in research, preclinical and other support costs. Research and development expenses included non-cash stock-based compensation of $1.2 million and $1.0 million for the three months ended March 31, 2019 and 2018, respectively.

General and administrative expenses were $3.4 million for the three months ended March 31, 2019 and 2018. General and administrative expenses included non-cash stock-based compensation of $0.5 million for both the first quarter of 2019 and 2018.

Net loss was $13.0 million for the first quarter of 2019, compared to a net loss of $11.5 million for the first quarter of 2018.

Cash and cash equivalents totaled $90.9 million as of March 31, 2019, compared to $106.0 million as of December 31, 2018. At March 31, 2019, there were 74,688,283 shares of common stock issued and outstanding, an additional 13,198,385 issuable upon exercise of stock options and warrants, and a term loan of $4.9 million.

Equity Inducement Plan

On May 6, 2019, the Compensation Committee of Sierra Oncology’s Board of Directors granted non-qualified stock options to purchase an aggregate of 18,000 shares of its common stock to two new employees under Sierra Oncology’s 2018 Equity Inducement Plan.

The 2018 Equity Inducement Plan is used exclusively for the grant of equity award to individuals who were not previously an employee or non-employee director of Sierra (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with Sierra, pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

The options have an exercise price of $1.47 per share, which is equal to the closing price of Sierra’s common stock on the date of grant. Each option will vest and become exercisable as to 25% of the shares on the first anniversary of the recipient’s start date, and then will vest and become exercisable as to the remaining 75% of the shares in 36 equal monthly installments following the first anniversary, in each case, subject to each such employee’s continued employment with Sierra on such vesting dates. The options are subject to the terms and conditions of Sierra’s 2018 Equity Inducement Plan, and the terms and conditions of the stock option agreement covering the grant.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing targeted therapeutics for the treatment of patients with unmet medical needs in hematology and oncology. Our lead drug candidate, momelotinib, is a potent, selective and orally-bioavailable JAK1, JAK2 and ACVR1 inhibitor that has been investigated in two completed Phase 3 trials for the treatment of myelofibrosis and has demonstrated a potentially differentiated therapeutic profile encompassing anemia-related benefits, as well as achieving substantive splenic volume reduction and constitutional symptom control.

Sierra Oncology is also advancing SRA737 and SRA141. SRA737 is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DNA Damage Response (DDR). SRA737 is currently being investigated in two Phase 1/2 clinical trials primarily focused on patients with ovarian cancer: SRA737-01, a monotherapy study, and SRA737-02, a drug combination study evaluating SRA737 potentiated by non-cytotoxic low dose gemcitabine. Sierra Oncology has also prepared for a potential clinical study of SRA737 in combination with a PARP inhibitor. SRA141 is a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7). Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types.

For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to,

statements regarding Sierra Oncology’s market and industry position, expectations from current data, anticipated clinical development activities and timing, expectations regarding when trial data may be reported, anticipated timing of reporting next steps with respect to momelotinib and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, product candidates may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of its product candidates, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$90,908	$106,046
Prepaid expenses and other current assets	3,699	2,706

Total current assets	94,607	108,752
Property and equipment, net	150	168
Operating lease right-of-use asset	716	—
Other assets	622	549

TOTAL ASSETS	$96,095	$109,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued and other liabilities	$6,619	$8,812
Accounts payable	619	1,287

Total current liabilities	7,238	10,099
Term loan	4,763	4,891
Operating lease liabilities	503	—

TOTAL LIABILITIES	12,504	14,990

STOCKHOLDERS’ EQUITY:

Common stock	74	74
Additional paid-in capital	773,961	771,817
Accumulated deficit	(690,444)	(677,412)

TOTAL STOCKHOLDERS’ EQUITY	83,591	94,479

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$96,095	$109,469

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$10,137	$8,334
General and administrative	3,365	3,420

Total operating expenses	13,502	11,754

Loss from operations	(13,502)	(11,754)
Other income, net	325	272

Loss before provision for (benefit from) income taxes, net	(13,177)	(11,482)
Provision for (benefit from) income taxes, net	(145)	43

Net loss	$(13,032)	$(11,525)

Net loss per common share, basic and diluted	$(0.17)	$(0.19)

Weighted-average shares used in computing net loss per share, basic and diluted	74,485,295	59,722,743

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com